Exhibit 99.1

Contact:

Ina Cu

Investor Relations

650-462-5900

DEPOMED REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

MENLO PARK, Calif., July 31, 2008 – Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the second quarter ended June 30, 2008.

Depomed reported net income of $3.5 million, or $0.07 per share, for the second quarter of 2008 compared to a net loss of $9.0 million, or $0.20 per share, for the second quarter of 2007.  Net income for the second quarter of 2008 is primarily attributable to a one-time gain of $7.5 million on litigation related to the settlement of the patent infringement suit against IVAX Corporation.

Revenues increased to $6.3 million in the second quarter of 2008 from $3.6 million in the same period of 2007, primarily as a result of $5.4 million of product sales of the company’s commercialized diabetes product, GLUMETZA® (metformin hydrochloride extended release tablets).

Operating expenses for the quarter ended June 30, 2008 were $2.4 million and included the one-time gain of $7.5 million on litigation related to the IVAX settlement, which had the effect of reducing operating expenses for the quarter.  Operating expenses for the same period in 2007 were $12.5 million.  Stock-based compensation expense for the second quarter of 2008 was $601,000.

Cash, cash equivalents and marketable securities as of June 30, 2008 were $71.2 million, compared to $69.5 million as of December 31, 2007.  This does not include an additional $12 million payment received in July 2008 pursuant to the company’s previously disclosed GLUMETZA promotion agreement with Santarus, Inc.

“We have strengthened our balance sheet through the first half of 2008 during trying economic times with a $10 million cash and royalty settlement of our patent litigation lawsuit against IVAX, a $15 million credit facility from Oxford Finance and GE Capital, and a $12 million upfront fee from the GLUMETZA promotion agreement with Santarus, Inc.,” stated Carl A. Pelzel, president and chief executive officer of Depomed.  “We are focused on signing a partner for our PHN program and executing on trials of late-stage Gabapentin GR® programs.  We anticipate starting the Phase 3 trials in menopausal hot flashes in the third quarter, as we had a successful end-of-Phase 2 meeting with the FDA in June.”

Second Quarter 2008 and Other Recent Highlights

•                  Granted Santarus exclusive rights to promote GLUMETZA in the U.S. for $12 million in upfront fees and up to a total of $16 million in one-time sales milestone payments. Santarus will begin promotion of GLUMETZA in the fourth quarter of 2008 and Depomed will pay Santarus a promotion fee ranging from 75% to 80% of the gross margin earned from net sales of GLUMETZA (July 2008).

•                  Entered into a $15 million credit facility with Oxford Finance Corporation and GE Capital Corporation, drew $3.8 million under the facility in June 2008, and an additional $5.6 million in July 2008.

•                  Held a successful end-of-Phase 2 meeting with the FDA related to our Phase 3 registration program for Gabapentin GR in menopausal hot flashes, and finalized the design of the program. The Phase 3 registration program will include two randomized, double-blind, placebo-controlled studies of approximately 540 patients per study. The treatment duration in one of the studies will be three months. The treatment duration in the other study will be six months, in order to assess safety and persistence of efficacy.  (June 2008).

•                  Settled our patent litigation lawsuit against IVAX.  In the settlement, we received a $7.5 million settlement payment and will receive up to $2.5 million in future royalties on generic Glucophage® XR (metformin hydrochloride extended release tablets) product sold by IVAX or its parent company, Teva Pharmaceuticals USA, in the United States (April 2008).

Conference Call

Depomed will host a conference call and webcast to discuss second quarter 2008 financial results and other aspects of its business today, Thursday, July 31, at 5:00 p.m. ET.  The webcast can be accessed on the investor section of the Depomed website at www.depomedinc.com.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with two approved products on the market and other product candidates in its pipeline.  The company utilizes its proven, proprietary AcuFormTM drug delivery technology to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract.  Benefits of AcuForm-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy.  GLUMETZA® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes.  ProQuin® XR (ciprofloxacin hydrochloride) extended release tablets are approved in the United States for the once-daily treatment of uncomplicated urinary tract infections and is being marketed in the United States within the urology, Ob/Gyn and long-term care specialties by Watson Pharmaceuticals.  Product candidate Gabapentin GR® is currently in clinical development for the treatment of neuropathic pain and menopausal hot flashes.  Additional information about Depomed may be found on its website, www.depomedinc.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. The inclusion of forward-looking statements, including those related to expectations regarding clinical programs, potential business transactions, product development, and potential benefits of our products and product candidates, should not be regarded as a representation that any of our plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation, risks and uncertainties related to: our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; our ability to successfully commercialize our products; the success of our collaborative arrangements with development and commercialization partners; and other risks detailed in our filings with the Securities and Exchange Commission filings, including our most recent Annual

Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to revise or update this release to reflect events or circumstances that occur after the date of this release.

-Financial Tables Follow-

DEPOMED, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales	$5,519	$2,502	$10,745	$3,833
Royalties	433	45	545	79
License revenue	363	1,059	727	3,523
Collaborative revenue	—	2	—	2
Total revenues	6,315	3,608	12,017	7,437

Costs and expenses:
Cost of sales	962	569	2,171	874
Research and development	4,680	6,129	10,750	14,701
Selling, general and administrative	5,241	6,323	11,748	12,550
Gain on litigation settlement	(7,500)	—	(7,500)	—
Total costs and expenses	3,383	13,021	17,169	28,125

Income (loss) from operations	2,932	(9,413)	(5,152)	(20,688)

Other income (expense):
Interest and other income	553	456	1,356	866
Interest expense	(5)	—	(5)	—
Total other income (expense)	548	456	1,351	866

Net income (loss) before income taxes	3,480	(8,957)	(3,801)	(19,822)

Provision for income taxes	—	(3)	—	(4)

Net income (loss)	3,480	(8,960)	(3,801)	(19,826)

Deemed dividend on preferred stock	(180)	(170)	(355)	(337)

Net income (loss) applicable to common stock shareholders	$3,300	$(9,130)	$(4,156)	$(20,163)

Basic net income (loss) applicable to common stock shareholders per common share	$0.07	$(0.20)	$(0.09)	$(0.46)
Diluted net income (loss) applicable to common stock shareholders per common share	$0.07	$(0.20)	$(0.09)	$(0.46)

Shares used in computing basic net income (loss) per common share	48,041,855	46,233,946	47,954,052	44,166,899
Shares used in computing diluted net income (loss) per common share	48,355,732	46,233,946	47,954,052	44,166,899

DEPOMED, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$48,934	$14,374
Marketable securities	22,266	39,091
Accounts receivable	3,526	3,390
Unbilled accounts receivable	361	233
Inventories	3,547	3,263
Prepaid and other current assets	3,497	2,418
Total current assets	82,131	62,769
Marketable securities	—	16,058
Property and equipment, net	1,271	1,621
Other assets	197	197
	$83,599	$80,645
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$722	$1,134
Accrued compensation	1,365	1,558
Accrued clinical trial expense	376	322
Other accrued liabilities	3,510	3,322
Deferred product sales	9,129	6,489
Deferred license revenue	1,480	1,453
Other current liabilities	51	56
Current portion of long-term debt	587	—
Total current liabilities	17,220	14,334
Deferred license revenue, non-current portion	20,009	20,763
Long-term debt, net of current portion	2,925	—
Other long-term liabilities	326	28
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and outstanding at June 30, 2008 and December 31, 2007, with an aggregate liquidation preference of $18,159	12,015	12,015
Common stock, no par value, 100,000,000 shares authorized; 48,113,260 and 47,865,529 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	169,726	168,287
Accumulated deficit	(138,693)	(134,892)
Accumulated other comprehensive gain	71	110
Total shareholders’ equity	43,119	45,520
	$83,599	$80,645

(1)          Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.